Exhibit 10.9

RLI UNDERWRITING PROFIT PROGRAM GUIDELINE

A. GENERAL TERMS AND CONDITIONS

This Underwriting Profit Program (the “UPP”) is adopted pursuant to the terms of, and is governed by, the RLI Annual Incentive Compensation Plan (the “Plan”). This UPP Guideline is adopted effective January 1, 2023 (the “Effective Date”). Unless otherwise defined, capitalized terms have the same meaning given such terms in the Plan.

This UPP Guideline is intended to amend, consolidate and restate certain prior UPP Guidelines and UPP Awards. The terms of the UPP Guideline, as set forth herein, will apply to all UPP Awards granted under the UPP, including those granted before the Effective Date. Notwithstanding the foregoing, Individual Metrics associated with UPP Awards granted before the Effective Date are not changed by this UPP Guideline restatement.

1. Eligibility

Within an administratively reasonable period of time following the beginning of an underwriting year, the Plan Administrative Committee or its delegate, will determine which employees are eligible to become UPP Participants for the year.

UPP Participants must be actively employed by RLI on December 31 of a year in order to receive a UPP Award for such year. If a UPP Participant is not actively employed at such time, the Participant will not be eligible to receive a UPP Award for such year. Notwithstanding the foregoing, the Plan Administrative Committee may, in its sole discretion, include a pro-rata portion of a year in the calculation of a Participant’s UPP Award (positive or negative) for the year in which a participant terminates employment prior to December 31 of that year.

2. Individual Metrics

Each UPP Participant will receive Individual Metrics for the applicable UPP Award that will specify the applicable Performance Period and the assumptions, goals and financial objectives that will be used to calculate UPP Payouts. The Individual Metrics will also specify the Payout Period over which the UPP Participant will be eligible to receive annual UPP Payouts.

3.  Award Payments – Dates

All UPP Payouts will be made on the Bonus Payment Date following the Performance Period for which the UPP Payout is payable.

In the event of death, the Company will pay all UPP Payouts payable during the Payout Period to such beneficiaries as previously directed by such UPP Participant, or, if no beneficiaries have been designated, as directed by the UPP Participant’s estate or applicable law.  UPP Payouts will be made at the same time and in the same manner as if the UPP Participant had survived.

4. At-Risk for Development

A UPP Participant’s UPP Payout calculation is subject to ongoing adjustment for actual losses, expected losses, loss reserves, allocated and unallocated loss adjustment expenses, IBNR and other development as determined by RLI (“Loss Development”) during the entire Payout Period, as specified in the Individual Metrics and otherwise as set forth herein.

If a UPP Participant has multiple UPP Awards with Payout Periods that have not yet expired, the UPP Payouts for all such Awards will be aggregated to determine the net UPP Payout made to the UPP Participant for a given year unless otherwise specified in the UPP Participant’s Individual Metrics. If a UPP Participant’s net UPP Payout for a year is negative, such negative UPP Payout will be taken into account in calculating each subsequent year’s UPP Payout until a positive UPP payout is achieved unless otherwise specified in the UPP Participant’s Individual Metrics. If a UPP participant has a net negative balance for a given year at the end of the Payout Period, the negative balance will not be at risk for future loss development, but will carry forward to be aggregated with all UPP awards for all given years until an aggregate positive UPP payout is achieved.

The UPP Participant’s UPP Payout calculation will take into account an adjustment for Investment Income over such Payout Period at the rate per annum set forth in the Individual Metrics, which Investment Income will be added to the net UPP Payout paid for the year.

5. Conditions for Continued UPP Payouts during Payout Period

A UPP Payout for a Performance Period is not earned and payable to the Participant until the applicable Bonus Payment Date for such UPP Payout and is subject to the conditions of continued eligibility to receive a UPP Payout as set forth in this paragraph 5 and elsewhere in this UPP Guideline:

a. UPP Participants must not act in an Underwriting Capacity outside of RLI. For these purposes, “Underwriting Capacity” will mean engaging in underwriting or associated activities with respect to Covered Products - whether as an employee, owner, consultant or otherwise - on behalf of an insurance company, MGU, MGA, broker, or agent. This provision expires three (3) years after the UPP Participant’s employment with RLI ceases.

b. Following departure from RLI and until the final UPP Payout to the UPP Participant, the UPP Participant must cooperate reasonably with RLI regarding any information related to or analysis of the UPP Participant’s Covered Business, as reasonably requested by RLI. Further, following departure from RLI and until the final UPP Payout is made to the UPP Participant, the UPP Participant must not voluntarily cooperate with or lend assistance to, or voluntarily offer testimony on behalf of: (a) an adverse party to RLI in a pending litigation or arbitration matter or; (b) a party the UPP Participant knows or has reason to believe is threatening, planning, or considering filing suit or making a claim against RLI. Should any subpoena be issued to the UPP Participant regarding any information related to or analysis of the UPP Participant’s Covered Product, the UPP Participant must forward a copy of that subpoena to RLI within forty-eight (48) hours of receipt and must afford RLI a reasonable opportunity to confer with the UPP Participant concerning the subject matter of such subpoena and/or to respond or object to such subpoena before the UPP Participant responds thereto.

c. Upon departure from RLI, for a period of twelve (12) months thereafter the UPP Participant must not solicit or otherwise encourage any employees of RLI to leave employment with RLI for any reason.

d. The UPP Participant’s eligibility for UPP Payouts during a Payout Period will terminate immediately and permanently if prior to or in connection with the UPP Participant’s departure from RLI, the UPP Participant: (a) violates a material provision of RLI’s Code of Conduct, Employee Handbook, the Participant’s underwriting authority or employment or other policies, or (b) improperly takes, removes, or transmits any RLI property or confidential or proprietary information (in any form or medium).

e. The provisions in paragraphs 5(a) through 5(c) do not give RLI the right to seek relief enforcing such provisions, but instead represent ongoing terms of Participants eligibility to receive UPP Payouts. If UPP Payouts cease at any time due to a UPP Participant’s failure to comply with any provision in this section 5 (or other applicable UPP sections), such cessation is permanent and participation may not be reinstated except in RLI’s sole discretion.

6. Adjustment to Payout Period

RLI, in its sole discretion, may offer a UPP Participant the right to receive a UPP Payout for one or more additional years.

7.  Violations

All losses, fines, fees (including attorney’s fees) and penalties emerging from intentional or reckless violations of RLI’s underwriting guidelines or policies and/or state insurance regulations or other laws will be deducted from the UPP Participant’s net UPP Payout, and any premium or underwriting income from such acts will be excluded from the bonus calculation.  The Chief Executive Officer and/or President of RLI will have sole discretion regarding application of this provision, including determination as to whether an act or non-action constitutes an intentional or reckless violation.

8.  Not an Employment Contract

This UPP Guideline (including any supplements and amendments) and participation in it do not constitute a contract of employment.  Any UPP Participant may voluntarily leave employment with RLI upon proper notice, and may be discharged from employment by RLI at any time and for any reason.  Any verbal or written statements or promises to the contrary are hereby expressly disavowed and may not be relied upon by a UPP Participant.

9. Nature of UPP

Potential UPP Payouts are at-risk and not “earned” (in whole or in part) until such time as a UPP Payout occurs pursuant to the terms and conditions herein. Profits on the Covered Business, and thus the UPP Participant’s UPP Payouts, may or may not materialize depending upon Loss Development and profit performance of the UPP Participant’s Covered Business and other requirements of the UPP Guideline, as set forth herein and in the UPP Participant’s Individual Metrics. As such, due to the nature of insurance and bond underwriting and RLI’s insurance and surety bond products, an accurate assessment of the final profitability of the UPP Participant’s business is not possible for a period of years after such covered insurance policies or bonds are expired. Consequently, any potential UPP Payouts hereunder cannot be determined promptly after the departure of a UPP Participant from RLI, and thus are not (and will not be considered) wages, bonus, salary, commission or other substitutes for general wages that are otherwise earned immediately.

10. Amendments and Supplements

The terms of the UPP will be reviewed by RLI from time to time and are subject to change by RLI in its sole discretion at any time.

11.  Severability

If any term or provision of the UPP or its application to any UPP Participant or circumstance is to any extent held invalid or unenforceable, the remainder of the UPP will not be affected and will remain in full force and effect.

12.  Notices

All notices, requests and communications in connection with the UPP (“Notices”) will be in writing and will be deemed to have been duly given if delivered in person or sent by registered or certified mail to RLI at its principal place of business, and if to a UPP Participant, Notice will either be emailed to the UPP Participant’s company email address, or mailed (by registered or certified mail) to the UPP Participant's last known principal place of residence or to such other address as the UPP Participant will periodically designate by written notice.  All such Notices will be deemed received two (2) business days after being sent.

13. Dispute Resolution

The interpretation of the UPP and all matters relating to it will be determined under and construed according to the laws of the State of Illinois. All disputes arising under or in connection with the UPP will be subject to binding arbitration as set forth herein. Any dispute, claim or controversy arising out of or relating to the UPP or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, will be determined by arbitration in Chicago, Illinois before one (1) arbitrator. The arbitration will be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause will not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may not include special, consequential, punitive or similar damages in its award. The arbitrator may allocate between the parties all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

14. Waivers

The waiver by RLI of any breach of the UPP by a UPP Participant, whether in a single instance or repeatedly, will not be construed as a waiver of any other rights under the UPP. No such waiver will be construed as a waiver by RLI of the requirement to strictly adhere to all terms and conditions of the UPP, nor as a waiver of any claim for damages or other remedy by reason of any such breach.

15. Assignment

Neither the UPP nor any rights or interests of any UPP Participant in the UPP may be assigned, sold or transferred in any manner by a UPP Participant or subjected to any lien or encumbrance, whether directly or by operation of law or otherwise, including execution, levy garnishment, attachment, pledge and bankruptcy.

16. Taxes

RLI may deduct from payments otherwise due under the UPP any and all applicable federal, state, local or other taxes, including any interest, penalty or fees, whether disputed or not.

B. UPP AWARD CALCULATION

1. Calculation Method

UPP Payouts are based on underwriting income and are payable over the Payout Period specified in a UPP Participant’s Individual Metrics. UPP Payouts are subject to adjustment taking into account the Investment Income rate specified in the Individual Metrics. UPP Payout calculations are completed for each UPP Participant for each year of the Payout Period, which varies according to product, according to the terms and conditions set forth in the UPP Participant’s Individual Metrics. All calendar year elements of data and required assumptions are fixed at the beginning of a year and do not change during the Payout Period. Reported losses for the calculated accident year are included as reported during the Payout Period. The payout calculation will stop at the end of each payout period and amounts will freeze. The balance, though, remains a part of the cumulative net UPP payout balance and will continue to carry forward past the payout period.

2. Individual Metrics

Each UPP Participant will receive Individual Metrics that specify the agreements, unreported loss factors, award percentages and payout factors applicable to them.

3. Definitions

Following are descriptions and definitions of the individual elements of the calculation:

“Commissions” are those recorded in the general ledger on a calendar year basis, net of ceding commissions less the expense calculated under the Individual Metrics. If applicable for the product, contingent commissions will also be included in the commission amount.

“Covered Product” means the insurance or surety product or products over which the Participant has or had oversight responsibility or with respect to which a UPP Award is made.

“DAC” (deferred acquisition costs) are as reported in the general ledger on a calendar year basis.

“Divisional Expenses” are the actual allocated and reported expenses in the general ledger on a calendar year basis.

“Goodwill Amortization” will be charged to products acquired by RLI. The schedule of amortization will be calculated off of goodwill determined under GAAP as recorded in the general ledger at the beginning of the UPP period.

“Gross Premiums Earned” are based on a calendar year, and are as reported in the general ledger. This provides the basis for the RLI expense provision at 7.5% or actual, whichever is lower.

“Investment Income” is calculated by multiplying the investment rate times the unpaid award balance as of the previous year end. The investment rate is derived by matching the duration of the particular product reserves to a matching bond term. The interest rate for that particular bond will be determined separately for each new underwriting year. The rate used will be net of investment expenses of .15%.

“Losses Incurred” consists of actual reported losses and an unreported loss amount for all calculations except modeled CAT exposures.  Actual reported losses include paid losses and case reserves.  The unreported loss amount is developed using the Bornheutter-Ferguson (BF) methodology.  The actuarial “pricing” best estimate expected loss ratio and unreported factors set by the Actuarial department at the beginning of the year will be used as the loss ratio and IBNR percentages. The unreported factors will be selected by the Actuarial Department utilizing both pricing and reserving development patterns.  These ratios will be fixed at the beginning of each accident year. For modeled CAT exposures, RLI will use an estimate of expected modeled loss and loss adjustment expenses in the calculation to appropriately recognize the severe and highly fortuitous nature of these perils.  The adopted corporate model (currently RMS) will be used to derive the expected loss and a load for loss adjustment expense will be applied that is consistent with percentages used for corporate reporting purposes.  The calculation of underwriting profit for bonuses applicable to modeled CAT exposures will use this estimate of expected loss and loss adjustment amount in lieu of actual losses.  The percentage of underwriting profit shared with the participant may vary depending on the expected profitability of the portfolio and is outlined in the Individual Metrics schedule.   Some bonus schedules also share a percentage of the premium collected in excess of a benchmark amount.   A table outlining these percentages can be found in the Individual Metrics schedule, if applicable.

“Net Premiums Earned” are on a calendar year basis net of reinsurance, and are as reported in the general ledger.

“Payout Factor” is the percentage of the UPP Payout deemed earned that will be calculated in the current year. The payout schedule is determined individually for each product and specified in the Participant’s Individual Metrics.

“Payout Period” is the aggregate Performance Periods over which a UPP Participant is eligible to receive UPP Payouts for a UPP Award, commonly referred to as the “tail” of the Covered Product.

“Premium Taxes” are as reported in the general ledger on a calendar year basis.

“RLI” shall mean RLI Corp. and all of its subsidiaries and affiliates.

“RLI Expenses” are calculated to be 7.5% of gross earned premiums or the actual amount reported whichever is less. This ratio is to be evaluated annually. Application of the lower of actual or 7.5% rule is done for all multiple products in the aggregate where applicable.

“Unallocated LAE” is taken from the general ledger on a calendar year basis.

“Underwriting Income” is the calculation of net premiums earned less net losses and all expenses.

“UPP Payout” is underwriting income multiplied by the award percentage to be determined individually for each product. The total results for multiple underwriting years and products are aggregated to determine each year’s net UPP Payout, unless otherwise specified in the Participant’s Individual Metrics.